ST. DENIS J. VILLERE & COMPANY LLC

CODE OF ETHICS AND PROCEDURE MANUAL

Revised February 1, 2013

TABLE OF CONTENTS

CODE OF ETHICS		1
1	General Provisions	1
2	Amendments to Code of Ethics	1
3	Applicability and Definitions	1
4	Restrictions on Personal Investing Activities	2
5	Insider Trading	4
6	Disclosure and Reporting	5
7	Exemptions	7
8	Receipt of Gifts	7
9	Service as a Director	7
10	Sanctions, Complaints and Reporting	8
PROCEDURE MANUAL		1
1	Trading Practices	1
2	Order Aggregation	4
3	Trade Error Policy	4
4	Compliance Officer	6
5	Annual Compliance Review	6
6	Recordkeeping	7
7	Email	9
8	Advertising	9
9	Regulatory Filings	9
10	Valuation and Performance Reporting	11
11	Social Media	12
12	Political Contributions	13
INVESTMENT COMPANY POLICIES AND PROCEDURES		1
1	Investment Policy	1
2	Crossing Procedures under Rule 17a-7	1
3	Rule 10f-3 Affiliated Underwriters	2
4	Use of Brokerage Affiliate under 17e-1	4
5	Liquidity of Investment Company Portfolio Securities	4
Form for Compliance with Rule 10f-3 Affiliated Underwriters 9
BUSINESS CONTINUITY AND DISASTER RECOVERY PLAN		1
PRIVACY POLICY AND PROCEDURES		1
PROXY VOTING PROCEDURES		1
CUSTOMER IDENTIFICATION AND VERIFICATION PROCEDURES		1
EXHIBIT A FORM OF INITIAL HOLDINGS REPORT		1
EXHIBIT B FORM OF ANNUAL HOLDINGS REPORT		2
EXHIBIT C FORM OF QUARTERLY TRANSACTIONS REPORT		3
EXHIBIT D FORM OF ANNUAL CODE OF ETHICS CERTIFICATION		4
EXHIBIT E FORM OF Privacy Notice		5

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EXHIBIT F FORM OF THIRD PARY CONFIDENTIALLY AGREEMENT		6
EXHIBIT H PERFORMANCE STANDARDS POLICIES & PROCEDURES		1
VILLERE POLICIES		1
1	Definition of Composites	2
2	Composite Policies	2
3	Error Correction	4
4	Materiality	5

ii

ST. DENIS J. VILLERE & COMPANY LLC

CODE OF ETHICS

Revised February 1, 2013

ST. DENIS J. VILLERE & COMPANY LLC

CODE OF ETHICS

This Code of Ethics (“Code”) establishes rules of conduct for employees, officers, directors and members of St. Denis J. Villere & Company, L.L.C. (“Villere”) and investment companies for which Villere is the primary investment adviser.  Villere has adopted this Code pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-1 promulgated under the Investment Company Act of 1940 (Investment Company Act).  Villere has adopted the Code to underscore the high value the firm places on the principles of honesty, integrity and professionalism.

1.	General Provisions

Purpose Statement.  In pursuing its mission of being a premier investment management organization, Villere has earned a reputation for the highest integrity.  An important contributor to this reputation is our philosophy of always placing the interests of our Clients first.  This Code contains uniform standards which are intended to provide us with a high level of confidence that our actions are consistent with our clients’ interests and do not interfere with our mission and  to preclude “Access Persons” from engaging in certain prohibited behavior.

Overriding Principles.  Under this Code of Ethics, every Associate is expected to maintain the highest standards of personal integrity.  Associates must act in accordance with the Associate’s fiduciary obligations to each Client, all applicable federal and state securities laws and the provisions of this Code, and in avoidance of any actual or potential conflicts of interest or abuse of fiduciary responsibilities.

2.	Amendments to Code of Ethics

This Code of Ethics may only be amended by a majority of the members of Villere (by ownership percentage).  Villere will ensure that the Board of Trustees or Directors of any advised or sub-advised registered investment company is given prompt notice of any material amendments of this Code.  Material amendments of this Code may take and remain in effect as Villere may indicate, provided each such amendment is duly approved by each such registered investment company within six months of the amendment’s adoption.

3.	Applicability and Definitions

The following definitions describe the persons, securities, accounts and transactions to which this Code and the Procedure Manual apply:

3.1           Associates.  Associates of Villere are divided into the following categories:

(a)           “Associate” means any person in the employment of Villere.

1	Code of Ethics

(b)           “Access Person” means

i.	Associates who have access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund,

ii.	Associates who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic, or

iii.	Members, officers and partners of Villere.

3.2           “Beneficial Ownership” means that the person in question directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  The term “pecuniary interest” shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.  The term “indirect pecuniary interest” includes Securities held by members of an Access Person’s immediate family sharing the same household; provided, however, that the presumption of such beneficial ownership may be rebutted.

3.3           “Client” means each advisory client of Villere for which Villere has a signed advisory agreement, including any investment companies.

3.4           “Personal Account” means any securities account in which an Associate has “Beneficial Ownership.” Unless otherwise specified, the provisions of this Code applicable to transactions by Associates are applicable to transactions in their Personal Accounts.

3.5           “Personal Transaction” means any transaction with respect to a Security for any Personal Account, including, without limitation, purchases and sales, entering into or closing out futures or other derivatives, and exercising warrants, rights or options but not including the acceptance of tender offers.

3.6           “Security” or “Securities” means any stock, bond, debenture, note, convertible security, or any put, call, straddle, warrant, right or option with respect to a security, or any future or other investment contract or derivative, or in general, any interest or investment community known as a security, but does not include securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

4.	Restrictions on Personal Investing Activities

4.1           Overriding Principles.  Every Associate who engages in Personal Transactions must (i) consider the interests of Villere’s clients before initiating a Personal Transaction, and place the clients’ interests first, particularly in the case of any Security that might provide a suitable and beneficial opportunity for any client; (ii) not use his or her position with Villere to influence a broker, dealer or underwriter to effect a Personal Transaction for the benefit of the Associate; and (iii) conduct all Personal Transactions in accordance with the provisions of this Code and in avoidance of any actual or potential conflicts of interest or abuse of fiduciary responsibilities.

Moreover, Associates must comply with all applicable federal and state securities laws.  No employee is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:

•	to defraud the client in any manner;

•	to mislead the client, including by making a statement that omits material facts;

•	to engage in any act, practice or course of conduct that would act as fraud or deceit upon the client;

•	to engage in any manipulative practice with respect to the client; or

•	to engage in any manipulative practice with respect to securities, including price manipulation.

4.2           Initial Public Offerings.  Access Persons may not make any purchases of Securities through an initial public offering (“IPO”) except through exercise of existing rights.  Access Persons may purchase Securities five business days after trading begins, assuming all other restrictions in the Code of Ethics are satisfied.  Acquisition of Securities in an IPO through the exercise of existing rights shall be subject to review and approval by the Compliance Officer prior to the transaction being initiated.

4.3           Private Placements.  Acquisitions of Securities by Access Persons in a private placement are subject to prior review and must be approved in advance by the Compliance Officer.  The Compliance Officer shall take into account, among other factors, whether the opportunity is being offered to an individual by virtue of his position with Villere.  In the event that the Access Person plays a part in any subsequent consideration of the Security for investment for a client account, he or she must disclose the holding to the Compliance Officer, and any decision to make the investment for a client account will be subject to an independent review and approval by senior Access Personnel with no personal interest in the issuer or its securities.

4.4           Black-Out Periods for Personal Trading.  All Access Persons are allowed to buy or sell a Security for their own account under the following conditions:

(a)           No client trade in the Security has been executed on that business day; and

(b)	No client trade in the Security is reasonably anticipated on that business day.

4.5           Pre-Approval of Securities Transactions.  Any Access Person who plans to place an order to enter into a Personal Transaction must first pre-clear the transaction with the Compliance Officer.  The Access Person or his designee shall complete the Securities Pre-Approval Form (Exhibit G) and submit to the Compliance Officer.  The Access Person will only initiate the transaction after either the Access Person or the Compliance Officer checks against prior, current and pending trades to determine whether the purchase or sale would violate the Code of Ethics.  After the transaction, the Compliance Officer shall match the Securities Pre-Approval Form to the Confirmation for the transaction and maintain this record in accordance with Section 6.

4.6           Special Provisions for Options and Futures:

(a)	The general principle governing transactions in options, futures and other derivatives is that they are treated as transactions in the underlying Security for all purposes of this Code.

(b)
Purchased options must comply with the Code both at the time of initial purchase and at the time of exercise.  However, if an Associate buys a call or put option at a time when the purchase is not restricted, the option may be exercised automatically at expiration by the relevant exchange or clearing corporation without violating that provision.

(c)	Written options must comply with this Code at the time of the transaction.

(d)
In the case of a purchased call or a written put, the Security received upon exercise (whether voluntary or automatic) is subject to a sixty (60) day holding period, measured from the time of purchasing the call or writing the put.  As a result, if such an option is exercised within the sixty (60) day period, the Access Person cannot sell the Security at a gain until expiration of the sixty (60) day period.  In these circumstances, the Access Person must be prepared to pay for the Security, accept delivery and bear the risk of holding the Security until expiration of the period.

(e)
An Associate may not write an uncovered call or sell an uncovered future.  An Access Person may not write a covered call option unless the underlying Security has been held for sixty (60) days.  Where an Access Person purchases a put option and owns the underlying Security, the put option may not expire or be exercised within sixty (60) days after purchase of the underlying Security.  Where an Access Person purchases a put option without owning the underlying Security, the option cannot be exercised and can only be closed through a sale more than sixty (60) days after the purchase.

Futures and other derivatives will be treated consistently with the provisions applicable to options.

5.	Insider Trading

Villere forbids any Associate from trading in Securities on material nonpublic information or communicating material nonpublic information to others in violation of the law.  If in any proposed Security transaction, an Associate suspects or believes that he may have material nonpublic information, he should report that fact immediately to the Compliance Officer.

5.1           Material Information.  Material information is information for which there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or information that is reasonably certain to have a substantial effect of the price of a company’s securities.  Material information includes transactions initiated in and portfolios of Villere client accounts, including investment company clients.

5.2           Nonpublic Information.  Nonpublic Information is information that has not been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public, such as publication in a newspaper, wire service, or other publication of general circulation.

5.3           Investment Companies. Nonpublic portfolio holdings information of registered investment companies to whom Villere provides advisory services ("Fund") is to be considered Nonpublic Information.  This information shall only be disclosed after the compliance officer of the Fund (“Fund Compliance Officer”) has approved the portfolio holdings and the disclosure meets one of the following conditions:

(a)	The disclosure is required to respond to a regulatory request, court order or other legal proceedings and has been approved by the Compliance Officer;

(b)	The disclosure is to a mutual fund rating or, statistical agency, consultants or person performing similar functions and has been approved by the Compliance Officer;

(c)
The disclosure is made to broker dealers, investment advisers or other financial intermediaries for purposes of their performing due diligence on the Fund and not for dissemination of this information to their clients or use of this information to conduct trading for their clients provided that the Compliance Officer has approved such disclosure,

(d)	The disclosure is made pursuant to prior written approval of the Compliance Officer.

6.	Disclosure and Reporting

6.1           List of Holdings.  The Compliance Officer shall notify each person who becomes an Access Person of the reporting obligations under this Code at the time such person becomes an Access Person.  Each Access Person shall, within ten (10) days of commencement of his or her employment (or upon becoming an Access Person), provide a list of all of his or her personal securities holdings (including securities issued as private placements), brokerage accounts and the date of the report, to the Compliance Officer (and the information must be current as of no more than forty-five (45) days prior to becoming an Access Person), and shall also provide an updated list on an annual basis at the time designated by the Compliance Officer (and the information must be current as of no more than forty-five (45) days prior to the date of the report).
an Associate suspects or believes that he may have material nonpublic information, he should report that fact immediately to the Compliance Officer.

6.2           Confirmations.  Each Access Person who engages in Personal Transactions shall instruct his or her broker(s) or dealer(s) to deliver duplicate copies of any confirmation of a transaction with respect to his or her Personal Account(s), to Villere.

6.3           Quarterly Transaction Reporting.  A form of the Quarterly Transaction Report is attached as Exhibit C.  Within thirty (30) days of the end of each calendar quarter, each Access Person must report the following information:

(a)	With respect to any transaction during the quarter in a Security in which the Access Person had Beneficial Ownership:

(i)
The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP, the interest rate and maturity date, and the number of shares or the principal amount of each Security involved;

(ii)           The nature of the transaction (i.e., purchase, sale);

(iii)           The price of the Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)           The date that the report is submitted by the Access Person.

(b)	With respect to any account established by the Access Person in which he or she had a Beneficial Interest during the quarter:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.

(c)              If Access Person has not initiated any transaction or established any account during the quarter, Access Person shall state the same in a written report to the Compliance Officer.

6.4           Personal Transaction Review.  All securities transaction reporting shall be reviewed by the Compliance Officer and such review shall be indicated by the appropriate initialing of the report.  The Compliance Officer’s securities transaction reporting shall be reviewed by the Assistant Compliance Officer.

6.5           Certification of Compliance.  Each Access Person shall be required to certify annually, using the Annual Code of Ethics Certification (Exhibit D), that he or she:

(a)           has read and understands this Code and is subject thereto;
an Associate suspects or believes that he may have material nonpublic information, he should report that fact immediately to the Compliance Officer.

(b)           has complied with the requirements of the Code; and

(c)	has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code.

6.6           Disclosure Review.  The Compliance Officer shall review each initial and quarterly holdings and transaction reports, including the corresponding confirmations, within ten (10) days of the submission, and initial those reports.

7.	Exemptions

The following transactions are specifically exempted from coverage by this Code of Ethics:

(a)	Transactions in Securities issued by the Government of the United States;

(b)	Transactions in shares of open-ended investment companies;

(c)	Transactions involving bank certificates of deposit; and

(d)	Transactions effected in any account over which the Access Person has no direct influence or control (e.g., blind trust, discretionary account or Trust managed by a third party).

8.	Receipt of Gifts

Except for an occasional meal or ticket to a sporting event or the theater, or comparable entertainment which is not so frequent or extensive as to raise questions of propriety, or except with the approval of Villere’s Compliance Officer, an Associate must not accept cash or non-cash gifts from any person or entity which directly or indirectly does business with or performs services for Villere or any client, which exceed an aggregate annual value of $200, or such other level as established from time to time by the Compliance Committee.

9.	Service as a Director

An Access Person may not serve on the board of directors or similar governing body of (1) a publicly traded organization or (2) any company that is held as an investment in an investment company advised by Villere without obtaining prior approval of the Compliance Officer (or in case such Access Person is the Compliance Officer, a majority of Villere’s members with the Compliance Officer abstaining).
an Associate suspects or believes that he may have material nonpublic information, he should report that fact immediately to the Compliance Officer.

10.	Sanctions, Complaints and Reporting

10.1           Sanctions.  Upon the occurrence of any violation of this Code or Procedure Manual, Villere, acting through its Compliance Committee, may impose such sanctions as it deems appropriate, including disgorgement of any profit, warning, probation, suspension or termination of employment.

10.2           Reporting of Violations.  Associates shall promptly report any violations of this Code or Procedure manual to which they learn to the Compliance Officer.  Associates who in good faith report a breach by an Associate of this Code will be protected from retaliation by his or her superiors and Villere. Complaints will be dealt with in complete confidentiality.

10.3           Complaint.  A Complaint is any statement (whether delivered in writing, or electronically) of a customer, or any person acting on behalf of a customer, alleging a grievance involving the activities of those persons under the control of the Villere in connection with the solicitation or execution of any transaction or the disposition of securities or funds of that customer.

10.4           Notification of Complaint.  Associates must notify the Compliance Officer immediately upon learning of the existence of a Complain and forward a copy of the Complaint to the Compliance Officer. Upon request from the Compliance Officer, the Associate is required to provide all information and documentation in their possession relating to such Complaint. Associates are expected to cooperate fully with Villere and with regulatory authorities in the investigation of any Complaint.

10.5           Review of Complaint.  The Compliance Officer shall be responsible for investigating all Complaints and to ensure that all Complaints are handled in accordance with applicable laws and in compliance with Villere’s policies and procedures.  The Compliance Officer shall promptly initiate a review of the factual circumstances surrounding any Complaint that has been received. The manner and nature of such review shall vary in accordance to the allegations made in the Complaint.  The Compliance Officer may employ outside counsel to assist in the review at his discretion.  The Compliance Officer shall communicate his conclusions and recommendation to the Members of Villere for resolution, if necessary.

The Compliance Officer is responsible for communicating the results of any such review and Villere’s response to the complainant.  The Compliance Officer is also responsible for determining whether any of Villere’s filings need to be updated as a result of the Complaint.

To the extent that the Complaint relates to an investment company Client, the Compliance Officer shall notify the administrator of the investment company or other person designated by the investment company Client and coordinate the investigation with that client.

10.6           Recordkeeping. The Compliance Officer will prepare a separate file for each Complaint.  This file shall contain the following information:

(a)	Who filed the Complaint;

(b)	When the Complaint was received;

(c)	The name of the Access Persons involved in the Complaint;

(d)	A general description of the issues that led to the Complaint;

(e)	Copies of all correspondence pertaining to the Complaint; and

(f)	A written report describing the action taken in response to the Complaint and the rationale for the decision

This file shall be maintained in accordance with Section 6 of the Procedure Manual.

ST. DENIS J. VILLERE & COMPANY LLC

PROCEDURE MANUAL

Revised February 1, 2013

ST. DENIS J. VILLERE & COMPANY LLC

PROCEDURE MANUAL

1.	Trading Practices

           1.1           Suitability.  Villere makes trading decisions for each of its clients in accordance with whether a particular transaction would be suitable for that client based on that client’s stated circumstances, goals and objectives.  Villere will obtain from each client a questionnaire, the Confidential Client Questionnaire, that identifies the client’s goals and objectives signed by the client.

           1.2           Allocation.  Villere allocates investment opportunities for the sale and purchase of securities to assure that each of its clients are treated in a fair and equitable manner.  Villere will allocate investment opportunities with consideration of the suitability of the investment to the account and the market exposure, cash availability and industry sector exposure of the account.  To the extent that Villere is unable to purchase or sell all the Securities that Villere recommends for its clients, Villere will allocate these investment opportunities on a fair and equitable basis.  Depending on the transaction and the eligible clients, Villere may allocate based on a pro-rata allocation based on the market value of the client’s account relative to the total current market value of all participating clients’ accounts.  Villere may also allocate on rotation basis, such that all eligible clients are provided fair access to investment opportunities over an annual period by rotating investment opportunities to eligible clients.  Villere may also allocate limited investment opportunities in other manners at its own discretion.

           1.3           Selection of Brokers.  The selection of brokers shall be based primarily on:

(a)         Commission rates offered;

(b)         Historical quality and accuracy of research supplied to Villere;

(c)         Whether the broker is a market-maker in the Security;

(d)         Quality of execution of trades; and

(e)         Soft Dollar Purchases.

Villere will not consider the marketing efforts of a broker for any investment company advised by Villere when evaluating and selecting a broker.   Villere will not select brokers who are affiliates of any investment company advised by Villere.

1.4           Soft Dollar Purchases.  “Soft Dollar Purchases” refers to the direction of transactions to a broker in exchange for brokerage and research services, the primary use of which must directly assist Villere in its investment decision-making process.

The Compliance Officer will review Soft Dollar Purchases to ensure that they meet the following three factors as eligible soft dollar expenditures:

1	Procedure Manual

1.  The products or services must be eligible “Research” or “Brokerage” under Section 28 of the Securities Exchange Act.  Eligible Research includes advice either directly or indirectly regarding the value or advisability in investing in or selling securities, or analyses or reports concerning matters such as companies, industries, economic trends and political factors.  The substantive content must contain an expression of reasoning or knowledge.

Eligible Brokerage includes effecting securities transactions or services incidental thereto such as clearance, settlement, custody and relates to the trade in question.  This includes communication services related to the execution, clearing or settlement of trades.

2.  The products or services must provide lawful and appropriate assistance to Villere in the performance of its investment decision making functions.

3.  The brokerage commissions in good faith are reasonable in relation to the value of the products and services provided by the broker-dealer either in terms of the particular transaction or the manager’s overall responsibilities for discretionary accounts.

Research services can be received in the form of written reports, electronic communications, telephone conversations, personal meetings with security analysts and/or individual company management.  Any Soft Dollar Purchase will be used to benefit all clients of Villere and not merely the clients involved at the time the Soft Dollar Purchase was made.  The Compliance Officer will review all Soft-Dollar Purchases.  The Compliance Officer will make a reasonable allocation of the cost of the product or service between soft dollars and hard dollars to the extent that the product or service serves eligible and ineligible soft dollar purposes.

Villere regards the following as appropriate Soft Dollar Purchases:

(a.)	Proprietary research and information on companies, industries, sectors, and the economy;

(b.)	Meetings in person or telephone with management of companies;

(c.)	Performance measurement;

(d.)	Third-party research;

(e.)	Fundamental databases;

(f.)	Technical analysis software;

(g.)	Statistical periodicals and journals;

(h.)	Portfolio analysis software; and

(i.)	Political or economic analysis.

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1.5           Soft Dollar Recordkeeping.  Villere shall compile and maintain records of each Soft Dollar Purchase, including any agreements, and for each broker:  a list of proprietary and third-party research providers and the service or product obtained from each provider.  These documents shall be kept in accordance with Section 6.

1.6           Client-Directed Brokerage.  Clients may direct Villere to utilize certain brokers.  These directions shall be in writing.  Clients designating brokers shall annually confirm their selection of a broker.

           1.7           Crossing Transactions.  From time to time, Villere may effect crossing transactions between advised accounts.  Such transactions may occur only if they meet the requirements of this section.

(a)  The transaction is in the best interest of all participating clients;

(b)  The transaction is a purchase or sale, for no consideration other than cash payment against prompt delivery of a Security for which market quotations are readily available;

(c)  The transaction is effected at the independent current market price of the Security. For purposes of this paragraph the "current market price" shall generally be the last sale price with respect to such Security reported in the consolidated transaction reporting system, the official closing price, or the average of the highest current independent bid and lowest current independent offer for such Security;

(d)  No brokerage commission, fee (except for customary transfer or processing fees), or other remuneration is paid in connection with the transaction;

(e)  Should any one or more participating accounts be that of an advised or sub-advised registered investment company, the transaction is consistent with the company’s policy as recited in its registration statement and reports filed under the Investment Company Act of 1940 (Company Act) and the transaction complies with procedures adopted by the board of trustees or other governing body of the investment company in accordance with Rule 17a-7 (17 CFR § 270.17a-7) under the Company Act; and

(f)      Cross transactions involving accounts of ERISA-qualified benefit plans must be pre-approved by the Company’s Compliance Officer to ensure that they comply with all applicable plan document and regulatory requirements.

1.8           Review of Brokerage.  The Compliance Officer monthly shall sample, evaluate, and record the execution quality of trades, including an analysis of volume weighted average price (VWAP), of selected brokers.  In addition, annually a report shall be generated listing the brokers used and total commissions paid for each broker.  The Compliance Officer shall review the annual report and other information, as the Compliance Officer believes appropriate, and analyze the selection, use, execution quality, including VWAP of selected trades, soft dollar purchases and commission rates of the brokers selected and whether the current usage comports with Villere’s selection and soft dollar criteria.

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1.9           Portfolio Review.  On an annual basis, Villere shall transmit to each client a copy of that client’s Confidential Client Questionnaire and request that the client update the information.  In addition, a Member shall review annually each client’s account in light of the client’s investment objectives, risk tolerance and goals as stated in the. Confidential Client Questionnaire.  To the extent that the account is materially in conflict with the stated investment objectives and goals, the reviewing Member will contact the client to discuss the issue.

A Member shall report to the client on at least an annual basis the portfolio review or more often as set forth in the advisory agreement or upon the request of the client.

2.	Order Aggregation

Villere may aggregate (“bunch”) orders for the purchase or sale of Securities among its clients when it believes that such aggregation will result in the best execution of that transaction for the client and the aggregation is consistent with the terms of the clients’ investment advisory agreements.

Villere will only aggregate orders for the sale or purchase of a Security consistent with the guidelines set forth below.

2.1           Allocation.  No advisory account will be favored over any other account and each account that participates in an aggregated order will participate at the average share price of the aggregated order, with all transaction costs shared on a pro-rata basis.

2.2           Allocation Statement.  Before entering an aggregated order, a written statement (the “Allocation Statement”) will be prepared showing how the order will be allocated among the various accounts.  These statements will be retained for a period of five (5) years from the date of the transaction.

2.3           Execution.  If the aggregated order is filled in its entirety, it shall be allocated among the accounts in accordance with the Allocation Statement.  If the order is partially filled, it shall be allocated pro-rata based on the Allocation Statement.

2.4           Compensation.  Villere will receive no additional compensation or remuneration of any kind as a result of any aggregated order.

Notwithstanding the foregoing, an aggregated order may be allocated on a basis different from that specified in this section or in the Allocation Statement if all accounts of clients whose orders are allocated receive fair and equitable treatment and the reason for such different allocation is explained in writing and is approved in writing by the Compliance Officer no later than one hour after the opening of the markets on the trading day following the day on which the order is executed.

3.	Trade Error Policy

Villere takes due care in making and implementing investment decisions on behalf of client accounts.  To the extent that any errors occur, they are to be (a) promptly reported to the Compliance Officer, (b) corrected as soon as practicable and in such a manner that the client incurs no loss, and (c) scrutinized carefully with a view toward implementing procedures, if necessary, to prevent or reduce future errors.

4	Procedure Manual

Errors may occur either in the investment allocation or trading processes (e.g., a buy order may be executed as a sell, or vice versa, or a Security other than that which the Portfolio Manager intended may be purchased or sold).  For purposes of this policy, errors in both investment allocation and trading execution and processing are referred to as “trade errors.” 1

In the event of a trade error, Villere’s policy is that all affected client accounts are to be adjusted as needed in order to put clients, insofar as reasonable and practicable, in the same or nearly the same position as if the error had never occurred.

Consistent with the above, Villere abides by the following further policies with respect to trade errors:

•	Trade errors are to be promptly identified and escalated, within the firm, so that they may be timely and appropriately corrected.

•
Errors discovered prior to settlement may, depending upon the circumstances (including the feasibility of reallocating securities among other participating accounts), be addressed by discussions with the counterparty with a view toward cancellation of the trade.  In doing so, Villere refrains from agreeing to any specific quid pro quo (e.g., future order flow) in consideration of a counterparty accommodating the unwinding of a trade.

•	Errors discovered post settlement will be processed within affected client accounts. The firm does not maintain a standing error account.

•
Any losses incurred by a client account due to a trade error or its correction will be borne by the firm.  Any gains accruing to a client account due to a trade error or its correction will be retained by the account.  Gains from correcting trades that would otherwise accrue to a client account may, however, instead be netted against losses otherwise due to be borne by the firm should a single trade error result in multiple correcting trades.  Any such netting must be approved by the firm's Compliance Officer.

•
In effecting correction of a trade error, Villere may determine to reallocate securities to other accounts that participated or should have participated in the initial order.  In doing so, Villere must determine that the reallocation is suitable and appropriate for all transferee accounts, at and as of the time of the reallocation, and otherwise ensure that no account is treated inequitably in comparison with any other account.

1   Trade errors do not include administrative mistakes that have an impact only on account recordkeeping (as opposed to account values).  Administrative mistakes will generally not be treated as trade errors, for purposes of this policy, unless the mistake 1) impedes the investment decision-making or trading process; 2) prevents action on an investment decision on behalf of our clients; or 3) causes a violation of a client’s investment policies or restrictions at the time of the trade.

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•	Trade errors may not be corrected by effecting trades with other advised accounts that did not participate in the initial order or were not intended to participate in the initial order.

•
Trade errors of any size, whether discovered pre- or post-settlement, regarding the account of an advised or sub-advised registered investment company are to be immediately reported to the fund’s administrator.  Trade errors of any size that are corrected post-settlement in any non-investment company account are to be promptly reported to the client, and in no event later than at the time of the next regularly scheduled contact with the client.

•
While not within the scope of this policy’s definition of “trade error,” Villere’s policy is to make demand that losses to client accounts due to errors committed by trading counterparties be absorbed by those parties rather than the firm’s advised accounts.

3.2           Trade Error Procedures. Trade errors are to be corrected as soon after discovery as reasonably practicable, consistent with the orderly disposition (and/or acquisition, as applicable) of the securities in question.

4.	Compliance Officer

The Compliance Officer shall be George Young.  The Compliance Officer is charged with ensuring compliance with the Code of Ethics and related procedure manuals and recommending sanctions for violations of same.  The Compliance Officer may interpret the Code and related procedure manuals, make decisions with respect to the classes of Associates covered by provisions of the Code and procedural manuals, and grant waivers and establish exceptions, including waivers and exceptions for particular securities or transactions and other situations it deems to require special treatment, subject to the vote of the Members (voting by percentage ownership).  The Compliance Officer is responsible to ensure that Villere third party service providers comply appropriate regulations and Villere’s information policy.

The Assistant Compliance Officer shall be St. Denis J. Villere, III.  The Assistant Compliance Officer shall serve as the Compliance Officer in situations where the Compliance Officer is unavailable or otherwise impaired from performing his duties.

5.	Annual Compliance Review

The Compliance Officer shall annually review Villere’s policies and procedures and the effectiveness of their implementation.  The review should consider any compliance matters that arose during the previous year, any changes in the business activities of the adviser or its affiliates, and any changes in the Advisers Act or applicable regulations that might suggest a need to revise the policies or procedures.  Based on this review, a report shall be prepared by the Compliance Officer for submission to the Managers of Villere and the Board of Trustees or Directors of each investment company under the management of Villere.  The report will:

(a)	Summarize any changes in the Code of Ethics and related procedure manuals;

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(b)	Identify all material violations of the Code of Ethics and related procedure manuals and any sanctions imposed with respect thereto;

(c)
List any recommended changes to the Code of Ethics and related procedure manuals as the result of experience, change in the business of Villere, evolving industry practices or changes in the applicable laws or regulations; and

(d)	Certify that Villere has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics and related procedure manuals.

A copy of the report shall be retained in Villere’s files as set forth in Section 6.

6.	Recordkeeping

Villere shall keep copies of the following documents for a period of six (6) years (the first two (2) years the records must be maintained in Villere’s office).  These records may be maintained electronically or in paper copies.

(a)	A journal or journals, including cash receipts and disbursements, records, and any other records of original entry forming the basis of entries in any ledger;

(b)	General and auxiliary ledgers (or other comparable records) reflecting asset, liability, reserve, capital, income and expense accounts;

(c)
A memorandum of each order given by the investment adviser for the purchase or sale of any Security, of any instruction received by the investment adviser concerning the purchase, sale, receipt or delivery of a particular Security, and of any modification or cancellation of any such order or instruction. Such memoranda shall show the terms and conditions of the order, instruction, modification or cancellation; shall identify the person connected with the investment adviser who recommended the transaction to the client and the person who placed such order; and shall show the account for which entered, the date of entry, and the bank, broker or dealer by or through whom executed, where appropriate. Orders entered pursuant to the exercise of discretionary power shall be so designated;

(d)	All check books, bank statements, cancelled checks and cash reconciliations of the investment adviser;

(e)	All bills or statements (or copies thereof), paid or unpaid, relating to the business of the investment adviser as such;

(f)	All trial balances, financial statements, and internal audit working papers relating to the business of such investment adviser;

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(g)
Originals of all written communications received and copies of all written communications sent by such investment adviser relating to (i) any recommendation made or proposed to be made and any advice given or proposed to be given, (ii) any receipt, disbursement or delivery of funds or securities, (iii) the placing or execution of any order to purchase or sell any Security, (iv) any customer complaints and responses to same;

(h)	Holdings and transaction reports, including account statements and confirmations, of Employees who are deemed Access Persons;

     (i)  Lists of Associates who are Access Persons covered by the Code;

(j)	All pre-clearance documentation relating to personal securities transactions of Access Persons;

(k)	A copy of the Code of Ethics and related procedural manuals as well as any amendments;

     (l) A copy of all written acknowledgements of the receipt of the Code;

(m)	All written agreements with clients, including advisory agreements and powers of attorney;

(n)
A copy of each notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the investment adviser circulates or distributes, directly or indirectly, to 10 or more persons;

(o)
All accounts, books, internal working papers, and any other records or documents that are necessary to form the basis for or demonstrate the calculation of the performance or rate of return of any or all managed accounts or securities recommendations in any notice, circular, advertisement, newspaper article, investment letter, bulletin or other communication that the investment adviser circulates or distributes, directly or indirectly, to 10 or more persons (other than persons connected with such investment adviser); provided, however, that, with respect to the performance of managed accounts, the retention of all account statements, if they reflect all debits, credits, and other transactions in a client's account for the period of the statement, and all worksheets necessary to demonstrate the calculation of the performance or rate of return of all managed accounts, shall be deemed to satisfy the requirements of this paragraph;

(p)	Information relating to Soft Dollars as specified in Section 1.6 of the Procedure Manual;

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(q)
All incoming, other than commercial spam, and outgoing emails and instant messages shall be preserved.  Emails and instant messages shall be retained in a centralized, indexed or searchable storage medium;

(r)	A written record of each violation of the Code as well as a record of any action taken as a result of the violation;

(s)	Approvals of purchases of IPOS and Private Placements; and

(t) A copy of the Annual Compliance Review.

Articles of organization, operating agreements, any amendments thereto, charters, minute books, and stock certificate books of the investment adviser and of any predecessor, shall be maintained in Villere’s office and preserved until at least three years after dissolution of Villere.

7.	Email

7.1           General.  The use of the Villere email system is not private. Villere may access, monitor, read and disclose messages at any time and for any reason without advance notice to the Associate. This includes creating, sending, receiving, and storing messages to or from any internal or external source.

All messages must be consistent with Villere's policies and procedures of ethical conduct, safety, compliance with applicable laws, and proper business practices.

7.2           Email Retention.  All incoming, other than commercial spam, and outgoing emails and instant messages shall be preserved.  Emails shall be retained in a centralized, indexed or searchable storage medium in accordance with Section 6 of the procedure manual.

8.	Advertising

8.1           General Policy.  All advertising shall be based on principles of fair dealing and present information in a fair and balanced manner to give the client a sound basis for evaluating the services and products offered by Villere.

8.2           Approval and Recordkeeping.  All advertising materials and scripts, including all website information, shall be reviewed and approved in writing by the Compliance Officer before publication or posting.  The date of approval and the date of first use shall be included on the approval.  With respect to investment company advertising, such materials will be forwarded to the principal underwriter for review, approval and filing with the applicable regulatory body.  A copy of the approval of the principal underwriter shall be maintained as part of the file.  All advertising materials and scripts shall be preserved in accordance with Section 6.

9.	Regulatory Filings

The Compliance Officer is responsible for filing required regulatory and disclosure documents with the Securities and Exchange Commission and the relevant states.  These disclosure documents must be kept current and accurate, and should be disseminated in conjunction with required regulations.

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9.1           Form ADV.  Villere must keep a current Form ADV filed with the Investment Adviser Registration Depository system (“IARD”).  The ADV Part I and Part II shall be annually updated and filed as of March 1.   Villere will promptly file an amendment to Form ADV to correct certain information should it become inaccurate.  This amendment will be either filed with the annual amendment or immediately depending on the nature of the amendment.

9.2           Schedule 13F.  Villere must be file a Schedule 13F with the SEC within 45 days of the end of the calendar year and 45 days after the last day of each of the first three calendar quarters of the subsequent calendar year.

9.3           Schedule 13D.  In instances where Villere is not eligible to report the holding on Schedule 13G, Villere will file a Schedule 13D in instances where it has beneficial ownership of more than five percent of a class of equity securities registered under the Securities Exchange Act of 1934 with the issuer, the SEC, and those national securities exchanges where the securities trade.  The Schedule 13D shall be filed within ten days of the transaction resulting in beneficial ownership exceeding five percent (5%).

Villere shall be deemed to be the beneficial owner of shares held in client accounts (and shares held in proprietary client accounts) if it has, or shares, either of the following:

•	Voting power, which includes the power to vote or direct the voting of the shares; or
•	Investment power, which includes the power to dispose or direct the disposition of such Security.

An amended Schedule 13D must be filed promptly (within 1-2 business days) if there are any material changes to the disclosures set forth in the Schedule 13D, including, without limitation, any acquisition or disposition of securities in an amount equal to one percent (1%) or more of the class of outstanding securities.

9.4           Schedule 13G.   Villere may file a Schedule 13G instead of a Schedule 13D when its beneficial ownership exceeds five percent (5%) of a class of outstanding registered equity securities and it holds the securities passively (i.e., without the purpose of changing or influencing control of the issuer).  Villere will file Schedule 13G with the SEC within forty-five (45) days after the end of the calendar year in which Villere’s beneficial ownership exceeded the five percent (5%) threshold.  Villere will file amendments to Schedule 13G within forty-five days after the end of the calendar year to report any changes (whether or not material) to the disclosures set forth in the Schedule 13G.

In addition, Villere will file an amended Schedule 13G within ten days after the end of any month in which its direct or indirect beneficial ownership of a class of registered equity securities exceeds ten percent (10%) of the outstanding securities in that class.  After such a filing is submitted, Villere will make subsequent filings within ten days after the end of any month in which an adviser’s aggregate beneficial ownership increases or decreases by five percent (5%) or more of the outstanding securities in the class.

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9.5           Reports of Directors, Officers, and Principal Shareholders.  Associates of Villere who are directors, officers, or directly or indirectly the beneficial owner of more than ten percent (10%) of any class of equity Securities registered under Section 12 of the ‘34 Act (“Reporting Persons”) are required to file reports with the SEC under Section 16 of the ‘34 Act.  Prior to becoming a Reporting Person, the person must file a Form 3 with the SEC within ten days after the event by which the individual became a Reporting Person.

If a Reporting Person makes any purchases or sales of securities of an issuer for which the Reporting Person is subject to Section 16, or there is otherwise an event required to be reported on Form 4, the Reporting Person shall report the transaction on Form 4 and file it with the SEC within two business days following the date of the transaction.

The Reporting Person is also responsible for the filing of any Form 5, which is used to report Section 16 exempt transactions and other transactions not previously reported on a Form 3 or Form 4.  A Form 5 must be filed within 45 days after the end of the fiscal year in which such transaction took place.

9.6           State Licensing, Notification, and Registration.  Villere will make state filings where required.

9.7           Bank Holding Company Act.  The Compliance Officer will monitor all holdings of securities of banks and bank holding companies to ensure compliance with the Bank Holding Company Act (“BHC Act”) and the Change in Bank Control Act (“CIBC Act”).  Villere will not cross the ten percent (10%) ownership threshold without making the appropriate filings under the BHC Act or seeking relief from the Federal Reserve.

10.	Valuation and Performance Reporting

10.1           Performance Reporting.  Villere shall analyze, report, and advertise all Client portfolio performance in accordance with the Investment Advisors Act of 1940 and Exhibit H Performance Standards Policies & Procedures.

10.2           Valuation.  Villere will price securities in Client portfolios by the fair value of the Security.  Villere will determine the fair value based on the following hierarchy:

(a)
Securities that are quoted prices in active markets are recorded at quoted market prices at the reporting date or the closing price on the last day the Security traded before the reporting date if there were no trades on the reporting date.

(b)	Securities where there is little, if any, market activity will be valued by third party commercial pricing services.

(c)	Securities of investment company Clients shall be valued according to that investment company’s procedure.

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(d)	Any discrepancy relating to pricing will be resolved by the Compliance Officer. In reviewing pricing, among other factors the Compliance Officer may review:

•	Quoted prices for similar securities in active markets

•	Quoted prices for identical or similar securities in markets that are not active (e.g., brokered markets); and

•	Inputs other than quoted prices that are observable for the Security (e.g., interest rates, credit risks and default rates).

11.	Social Media

11.1           Application of the Policy.  This Policy applies to all Associates who use Social Media that either (a) uses Villere information systems, or (b) makes reference to Villere or Villere’s business, products, people, colleagues and former colleagues, work, policies, research, relationships and competitors (collectively “Villere’s Interests”), including personal use of Social Media that references Villere’s Interests (collectively, “Covered Social Media Activities”).  Statutory and regulatory provisions and Villere policies and procedures apply to a variety of media. Villere needs to ensure that all applicable requirements are satisfied. Associates must follow the rules set forth in this Policy to avoid creating undue risk for Villere and themselves when engaging in Covered Social Media Activities.

11.2           Social Media.  “Social Media” are digital technologies and practices that enable people to use, create, and share content, opinions, insights, experiences, and perspectives. Social Media can take many forms, including text, images, audio, video, and other multimedia communications. However, the hallmarks of all Social Media are user-generated content and interaction. Popular examples include webinars, blogs, social networking websites such as Facebook and Twitter and Tumblr, and Video Sharing websites such as You Tube.

11.3           Exception for Personal Communications.  This Policy does not apply to one’s personal use of Social Media if no reference is made to Villere’s Interests. Nothing in this policy shall be construed as prohibiting any conduct protected by applicable law.

11.4           Personal Responsibility.  Every Associate who engages in Covered Social Media Activities is personally responsible for ensuring the accuracy and truthfulness of his or her communications and for compliance with this Policy or any other applicable policy, law, guidelines, or regulation. All Associates are personally and legally responsible for the content of the commentary they post and can be held liable for unlawful activities (examples of this include defamatory, libelous, obscene, or discriminatory statements or posting material that violates intellectual property laws or improperly discloses confidential or proprietary information of Villere or any other party). Such improper activities could also result in disciplinary action up to and including termination of employment.

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11.5           Prohibitions.

(a)           Covered Social Media Activities are prohibited unless authorized in advance by the Compliance Officer.

(b)           Client testimonials may never be used in a Covered Social Media Activity including the use of the “Like” feature on Facebook and similar devices.

(c)           Covered Social Media Activities must be in compliance with Villere and SEC rules as to advertising.  In addition, content should reflect similar, consistent appearance and style as shown in Villere’s other communications including its web site.

(d) Posting of or linking to Covered Social Media Activity comments or content that is harassing, defamatory, indecent or misrepresents the stated policies, practices, performance returns or investment strategies provided by Villere is prohibited.

11.6           Approval Process.  Persons wishing to engage in a Covered Social Media Activity must submit the content and the location of the posting to the Compliance Officer.  The Compliance Officer will review the material and indicate his approval either in hard copy or electronically.

11.7           Books and Records.  Copies of any Covered Social Media Activity shall be maintained either electronically or in hard copy in accordance with Section 6.

12.	Political Contributions

12.1           Prohibitions.

(a)	Contributions by Covered Associates to local, state, or federal Officials are prohibited unless approved in writing in advance as set forth below by the Compliance Officer.

(b)
Villere or a Covered Associate providing or agreeing to provide, directly or indirectly, payment to any person to solicit a Government Entity for investment advisory services on behalf of such investment adviser is prohibited.

(c)
Soliciting or coordinating efforts of local, state, or federal Officials and political action committees by Covered Associates is prohibited unless approved in writing in advance as set forth below by the Compliance Officer.

12.2           Approval Process.  Contributions, solicitations or coordinating efforts made by a Covered Associates must be approved by the Compliance Officer.  All requests shall be submitted in writing to the Compliance Officer.  Please keep in mind that in order to protect Villere against a two-year ban on transacting municipal securities business and/or accepting investment advisory fees, it is imperative that the Compliance Officer approves political Contributions before they are issued.

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12.3           New Access Persons.  All new Access Persons shall disclose any political Contributions for the six months prior to hiring in writing so that Villere can comply with SEC pay to play provisions.

12.4           Definitions.

(a)
“Contributions” mean: Any gift, subscription, loan, advance, or deposit of money or anything of value made for the purpose of influencing an election for federal, state, or local office; for payment of debt incurred in connection with any such election; or for transition or inaugural expenses incurred by the successful candidate for state or local office.  A contribution may also include use of Villere resources (i.e., telephones or dedicated Associates’ time), or any personal resources of any Covered Associate or Firm-sponsored volunteer work.

(b)	“Covered Associate” means”:

i.	All Access Persons;

ii.	Any employee who solicits a Government Entity for Villere and any person who supervises, directly or indirectly, such employee; and

iii.	Any political action committee controlled by Villere or by an Access Person.

(c)	“Government Entity” means any State or political subdivision of a State, including:

i.	Any agency, authority, or instrumentality of the State or political subdivision;

ii.
A pool of assets sponsored or established by the State or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a "defined benefit plan" as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a State general fund;

iii.	A plan or program of a government entity; and

iv.	Officers, agents, or employees of the State or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

(d)
“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office:

i.	Is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or

ii.	Has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity.

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12.5           Books & Records.  The following documents shall be maintained in accordance with Section 6.

(a)	Copies of all requests to make Contributions and Solicitations and the action of the Compliance Officer on the request.

(b)	The names, titles and business and residence addresses of all Covered Associates of the investment adviser;

(c)
All Government Entities to which Villere provides or has provided investment advisory services, or which are or were investors in any mutual fund to which Villere provides or has provided investment advisory services, starting as of September 13, 2010;

(d)
All direct or indirect Contributions made by Villere or any of its Covered Associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and

(e)
The name and business address of each person to whom Villere provides or agrees to provide, directly or indirectly, payment to solicit a Government Entity for investment advisory services on its behalf.

(f)	Records relating to the Contributions listed in chronological order and indicate:

i.	The name and title of each contributor;

ii.	The name and title (including any city/county/State or other political subdivision) of each recipient of a Contribution or payment;

iii.	The amount and date of each Contribution or payment; and

iv.	Whether any such Contribution was the subject of the exception for certain returned contributions pursuant to Rule 275.206(4)-5(b)(2).

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Investment Company Policies and Procedures

The following policies and procedures must be considered when purchasing or selling securities of an investment company that is a Client of Villere.

1.	Investment Policy

1.1           Investment Objectives.  All investments transactions for an investment company Client shall in accordance with the stated investment policies and objectives of the investment company.  Villere shall monitor the investments in accordance with Section 1.9.  In addition, the Compliance Officer and the Assistant Compliance Officer shall meet weekly to assess the current status and investment portfolios of any investment company Client and to determine whether any further actions are necessary.

1.2           Prohibited Transactions.  Villere for investment company Clients is prohibited from initiating short sales, leveraged transactions, or transactions in other investment companies, including exchange traded funds (“ETFs”).

2.	Crossing Procedures under Rule 17a-7

Villere has adopted the following procedures pursuant to Rule 17a-7 under the Investment Company Act of 1940 governing the purchase and sale of securities between any investment company Client and another Client.

2.1.           Applicable Transactions.  The transaction shall be a purchase or sale, for no consideration other than cash payment against prompt delivery of a security for which market quotations are readily available;

2.2           Current Market Price.  The transaction shall be effected at the “current market price” of the securities in question

For purposes of this paragraph the “current market price” shall be:

(1) If the security is an “NMS Stock” (stocks listed on a national securities exchange and stocks included in either the National Market or SmallCap tiers of NASDAQ. See Rule 600), the last sale price with respect to such security reported in the consolidated transaction reporting system (“consolidated system”) or the average of the highest current independent bid and lowest independent offer for such security (reported pursuant to rule 602 of Regulation NMS) if there are no reported transactions in the consolidated system that day; or

(2) If the security is not a reported security, and the principal market for such security is an exchange, then the last sale price on such exchange or the average of the highest current independent bid and lowest current independent offer on such exchange if there are no reported transactions on that day; or

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(3) If the security is not a reported security and is quoted in the NASDAQ System, then the average of the highest current independent bid and lowest current independent offer reported on Level 1 of NASDAQ; or

(4) For all other securities, the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry.

2.3.           Investment Company Policy.  The transaction shall be consistent with the published policy of the investment company and, if the affiliate account in question is also a registered investment company, its published policy.

2.4.           Commissions.  No brokerage commission, fee (except for customary transfer fees), or other remuneration shall be paid in connection with the transaction.

2.5.           Approval of Transaction.  The Compliance Officer must approve each transaction after evaluating the following information and forward the following information to the investment company on a quarterly basis:

a.	a description of the securities purchased or sold;

b.	the identity of the person on the other side of the transaction;

c.	the terms and date of the purchase or sale transaction;

d.	a statement as to why the transaction was consistent with the policy of the Fund; and

e.	a description of the method used by the Adviser to determine the “current market price” for the securities in question.

2.6           Recordkeeping.  A record of the transaction and the above information shall be maintained in accordance with Villere’s recordkeeping policies in Section 6.

3.	Rule 10f-3 Affiliated Underwriters

3.1           Affiliated Underwriter.  The Compliance Officer shall obtain and maintain a list of affiliated underwriters from each Client that is an investment company (an “Affiliated Underwriter”).

3.2           Transaction Criteria.  Villere will only purchase Securities in an underwriting from an Affiliated Underwriter for an investment company, if the transaction satisfies the following criteria.

(a)
The securities to be purchased must be: (i) part of an issue offered to the public and registered under the Securities Act of 1933, as amended (the “1933 Act”); (ii) “municipal securities” as such term is defined in Section 3(a)(29) of the Securities Exchange Act of 1934, as amended (the “1934 Act”); (iii) securities sold in an “Eligible Foreign Offering” as such term is defined in Rule 10f-3(a)(2) of the 1940 Act; and (iv) securities sold in an “Eligible Rule 144A Offering” as such term is defined under Rule 144A of the 1933 Act and as further defined under Rule 10f-3(a)(4) of the 1940 Act.

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(b)
The securities must be purchased at not more than the public offering price and prior to the end of the first full business day after the issue is first offered to the public, except if the securities are being offered for subscription upon the exercise of rights, the day of purchase must be on or before the fourth day preceding the day on which the rights offered terminates.

(c)	The securities must be part of an issue offered in a firm commitment underwriting (except as to securities purchased pursuant to a rights offering).

(d)
The underwriting spread must be reasonable and fair compared to underwriting of similar securities during a comparable period of time. In determining which securities are similar, the Advisor shall consider yield, rating, degree of subordination, term of maturity, coupon, sector or industry and anticipated market acceptability. The comparison shall be made against at least three similar issues during the three-month period preceding the date of purchase. If there were fewer than three underwritten offerings of similar securities during that period, the Advisor shall extend the period of comparison by not more than one year until at least three such offerings are identified. In the absence of at least three comparable offerings as specified above, the purchase may be made only with the approval of a majority of the Independent Trustees, which may be given by means of a telephone conference. A record of such approval shall be maintained by the Trust. In the case of securities other than “municipal securities”, the issuer of the securities to be purchased shall have been in continuous operation for not less than three years, including the operations of any predecessors.

(e)
In the case of “municipal securities,” such securities shall be sufficiently liquid such that they can be sold at or near their carrying value within a reasonably short period of time and either (i) are subject to no greater than moderate credit risk; or (ii) if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities are subject to a minimal or low amount of credit risk. Liquidity and credit risk determinations shall be made by the portfolio manager at the time of purchase and ratified on a quarterly basis by the Board of Trustees. Liquidity will be evaluated in conjunction with the Trust’s “Guidelines for Determining Whether Certain Portfolio Securities are Liquid.” Credit risk may be evaluated after consulting various ratings, reports, analyses, opinions and other assessments provided by third-parties, including nationally recognized statistical rating organizations (“NRSROs”). However, a single third-party source (such as an NRSRO) may not be the sole basis for a credit risk determination.

(f)
With the exception of securities offered through an Eligible Rule 144A Offering, the amount of securities of any class of such issue purchased by the series, together with the amount purchased by all other investment companies advised by the Advisor, shall not exceed 25% percent of the principal amount of the offering.

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(g)
With respect to securities offered through an Eligible Rule 144A Offering, the amount of securities of any class of such issue purchased by the series, together with all the amount purchased by all other investment companies advised by the Advisor, shall not exceed the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus the principal amount of the offering of such class in any concurrent public offering.

(h)
The securities shall not be purchased directly or indirectly from an officer, Director, member of an advisory board, the Advisor, any sub-Advisor to the Trust, or an employee of the Trust or from a person of which any such officer, Director, member of an advisory board, Advisor, sub-Advisor or employee is an affiliated person. For this purpose, a purchase from a syndicate manager shall not be deemed a purchase from a specific underwriter member: (i) so long as that underwriter does not benefit directly or indirectly from the transaction or (ii) (with respect to municipal securities) so long as such purchases are not designated as group sales or otherwise allocated to the accounts of persons whom this Paragraph 9 prohibits purchases.

(i)	If securities are purchased from a syndicate manager or co-manager, no Affiliated Underwriter of the Trust shall benefit directly or indirectly from the transaction.

3.3           Recordkeeping.  In connection with each transaction, the Compliance Officer shall complete the attached form and forward a copy of each completed form to the respective investment company on a quarterly basis.

4.	Use of Brokerage Affiliate under 17e-1

The following are the general procedures to ensure that brokerage commissions paid by an investment company Client to any affiliate of an investment company Client (‘Broker Affiliate’) are fair and reasonable in accordance with Rule 17e-1.

4.1           In General. Villere will not use Broker Affiliates to execute transactions for investment company Clients.

4.2           Exemption.  Villere will only use a Broker Affiliate where the Compliance Officer approves in writing and he determines that the commission or other remuneration paid to the Broker Affiliate is reasonable and fair compared to the commission or other remuneration received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on a securities exchange during a comparable period of time.

4.3           Reporting.  Villere will report quarterly to investment company clients any transactions utilizing a Brokerage Affiliate.  The information to be reported includes the following data to the extent relevant: (i) the amount paid in commissions and the percent represented by such amount of all commissions paid in that period with respect to each such broker, and (ii) the dollar amount of all transactions effected through such broker and the percent represented by such amount of all transactions effected in that period.

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5.	Liquidity of Investment Company Portfolio Securities

The Investment Company Act of 1940 and regulations and interpretations of the Securities and Exchange Commission (“SEC”) under that Act require mutual funds to maintain most of their assets (currently 85% of their net assets) in liquid securities. The SEC has defined a “liquid” security as one that can be sold within 7 calendar days (based on trade date) at approximately the price used in valuing the security for purposes of determining the fund’s net asset value.

Classification of Liquidity

5.1           Liquid. The following positions will be considered liquid: •

(a)	All NYSE and AMEX Listed Securities (including ADR’s).

(b)	All NASDAQ-NMS Securities for which there are at least 5 market makers.

(c)	That portion of any security position which is equal to (or less than) 5 market days average trading volume.

5.2.           Presumptively Liquid. The following positions (to the extent they exceed five market days average trading volume but do not exceed 40 days average trading volume) will be considered liquid:

(a)	NASDAQ-NMS Securities for which there are only four or fewer market makers.

(b)	Other NASDAQ “Bulletin Board,” “pink sheet” securities.

(c)	Foreign securities principally traded on non U.S. Exchanges.

5.3           Procedures for Determining Status of Presumptively Liquid Securities. These guidelines establish two basic categories, both presumptively liquid:

(6-20) Positions that exceed 5 market days average trading volume, but do not exceed average for 20 market days.

(20-40) Positions that exceed 20 market days average trading volume, but do not exceed average for 40 market days.

5.4           6-20 Days. Positions in excess of 5 market days average trading volume, but not larger than 20 market days average trading volume, require special review by the Compliance Officer to confirm the position’s liquidity, who shall memorialize his review.  In making this determination, the Compliance Officer shall consider the following:

•
Peak volume may be considered in addition to average trading volume. If the position is smaller than the highest peak volume for the security within an appropriate time frame, e.g., the most recent 180 days, it may be reasonable to assume that the market could absorb the entire position.

5	Investment Company Policies and Procedures

•	If the Compliance Officer determines that the entire position is liquid, no further action is necessary.

•
If the Compliance Officer determines that the mutual fund’s position is so large that it could not be liquidated in its entirety in 5 trading days without seriously disrupting the market and eroding the price, the investment adviser should consider the position, or an appropriate portion of the position, to be illiquid and so notify the investment company promptly. Further notifications are necessary only if the circumstances (and classification) of the security change.

5.5           Reporting Required: 21-40 days. Positions in excess of 20 market days average trading volume, but not larger than 40 market days average trading volume are presumed liquid, but require additional review by the Compliance Officer to confirm the position’s liquidity, who shall memorialize his review.  Any position that  exceeds 20 market days average trading volume shall be reported immediately  to the investment company  regardless of whether it is determined to be liquid or illiquid in whole or in part.  In making this determination, the Compliance Officer shall consider the following:

•
Peak volume may be considered in addition to average trading volume. If the position is smaller than the highest peak volume for the security within an appropriate time frame, e.g., the most recent 180 days, it may be reasonable to assume that the market could absorb the entire position.

•
If the Compliance Officer determines that some or all of the position is liquid (i.e., confirming the presumption), the adviser must document this determination and advise the investment company promptly.

5.6           Over 40 Days, Presumptively Illiquid. Positions that exceed 40 market days average trading volume are presumed to be illiquid (at least to the extent of the position that exceeds 40 days). The position must be reported to the investment company promptly

•
In general, only the amount of any position that is in excess of 40 market days average trading volume will be presumed to be illiquid. These positions may be appropriate for bifurcated classification – i.e., treating part of the position as liquid and the remainder as illiquid.

•
As is the case with positions that exceed 5 and 20 market days average trading volume, the Compliance Officer should make the appetite for the security and other factors, and whether the large size of the position would create a material impediment to the adviser’s ability to liquidate the position at or near its current market price.

•
If the determination is that there is sufficient appetite so that some or all of the position in excess of 40 market days average trading volume could be sold at or near the market price within the permitted 5 trading days, then the Compliance Officer should so state in a quarterly report to the investment company.

6	Investment Company Policies and Procedures

•	Peak volume may be considered in addition to average trading volume.

•
If the investment adviser’s analysis indicates a reasonable probability that some, but not all, of the over-40-days position could be sold at its approximate valuation price, then the Compliance Officer should identify the readily salable percentage of the position that it is recommending be classified as liquid.

5.7           Liquidity Factors.  The factors relevant in making its initial determination and thereafter in monitoring the liquidity of a security include, but are not limited to:  the frequency of trades and quotes for the security, the number of dealers that purchase or sell the security, the number of dealers that have undertaken to make a market in the security, the number of other potential purchasers, and the nature of the security and how trading is effected (e.g., the time needed to sell the security, how bids are solicited and the mechanics of transfer).

5.8            Other Factors. Other factors that may be taken into consideration in classifying a security as liquid or illiquid are:

•	The presence of potential “large block” purchasers in the market place, which may not be reflected in the daily trading volume.

•	The “short” position in the particular security and whether the market overall is “short” in the particular security.

•
The general liquidity position of the mutual fund -- i.e., the fund’s ability to meet reasonable liquidity requirements based on other liquid securities and money market-type instruments in its portfolio.

•	The historical market appetite for the security when large blocks have been exposed to the market.

•
If the size of the fund’s position, when aggregated with other positions held on a discretionary basis by the investment adviser, is so large as that it constitutes an actual or de facto control position (i.e., the investment adviser controls in excess of 10% of the outstanding shares issued), an investment adviser should consider this fact in determining whether the position is technically liquid.

7	Investment Company Policies and Procedures

Rule 22c-2 Procedures

Villere takes reasonable measures to detect and prevent short-term trading activity that is harmful to any Funds.  Villere may fulfill these functions itself or retain a third party service provider.  The Funds are intended for long-term investment purposes and Villere does not knowingly permit shareholders to market time or excessively trade the Funds to the detriment of the long-term shareholders of the Funds.

6.1           Shareholder Information Agreements. All Funds advised by Villere must adopt procedures to enter into shareholder information agreements with intermediaries such as broker-dealers so that Villere and the Fund receive shareholder identity and transaction information.  The Compliance Officer shall receive confirmation from each Fund that it has entered into appropriate agreements.

6.2           Market Timing Risk Analysis.  The Compliance Officer will perform a market timing risk analysis at least annually and provide a written report of their analysis to each Funds’ Chief Compliance Officer. In addition, the Compliance Officer shall perform this analysis when there are unusual trading patterns.  This analysis will consider, among other things, the risks raised by the distribution channels utilized, the size of the accounts maintained by intermediaries, the level of trading by such intermediaries, the nature and extent of the intermediaries procedures to prevent and detect market timing and frequent trading, and the other market timing procedures designed to deter market timing, including the use of a redemption fee.

6.3           New Account Reports.  The Compliance Officer will review new account reports provided by the Fund’s distributor to ensure that all intermediaries have entered into an information sharing agreement.  The Advisor is ultimately responsible for obtaining agreements from new intermediaries or for instructing the transfer agent to reject purchases from such intermediaries. The Advisor to each Fund shall evaluate the risk associated with each such new account.

6.4           Monitoring of Trading Patterns.  The Compliance Officer as part of each weekly Fund review meeting shall monitor shareholder transactions in an effort to identify unusual trading patterns, such as abnormally large inflows or outflows, that may indicate the existence of frequent trading abuses. When the Compliance Officer identifies a suspicious trading pattern, he shall either request the intermediary to investigate the activity or may perform their own investigation utilizing the authorizations provided by the shareholder information agreements. The results of such investigations shall be documented and reported to the Trust’s Chief Compliance Officer.

6.5           Recordkeeping.   Villere shall retain records and correspondence related to investigations of unusual trading patterns in accordance with Section 6 of the Procedure Manual.

8	Investment Company Policies and Procedures

Form for Compliance with

Rule 10f-3 Affiliated Underwriters

Series: ____________________________________________________________

Security Description: ________________________________________________

Seller: ____________________________________________________________

Date of Purchase: ____________________________

Date of Settlement (if different from Date of Purchase): _____________________

The securities are either (i) part of a registered public
offering; (ii) municipal securities; (iii) securities offered through an Eligible Foreign Offering; or (iv) securities
offered through an Eligible Rule 144A Offering.

YES - NO
The securities to be purchased are either (i) purchased at
not more than the offering price prior to the end of the
first full business day after the issuance or (ii) offered
for subscription upon the exercise of rights and were
purchased on or before the fourth day preceding the day
on which such rights expire.

YES - NO
The securities are offered in a firm commitment underwriting.	YES - NO
Underwriter's commission, spread or profit is reasonable and fair compared to similar securities sold during a comparable period of time. Appendix A	YES - NO
The securities either (i) are not municipal securities and
the issuer has been in continuous operation for at least
three years or (ii) are municipal securities that are
sufficiently liquid such that they can be sold at or near
their carrying value within a reasonably short period of
time, and the securities are either (i) subject to no greater than moderate credit risk; or (ii) if the issuer, or the entity supplying the revenues or other payments from which the
issue is to be paid, has been in operation less than three
years, the securities are subject to a minimal or low
amount of credit risk.

YES - NO

9	Investment Company Policies and Procedures

The securities purchased (in aggregate for all investment companies advised by Advisor or any sub-advisor) do not exceed 25% of the principal amount of the offering.(Except Rule 144A Offerings)	YES - NO
The Eligible Rule 144A Securities purchased (in
aggregate for all investment companies advised by the
Advisor or any sub-advisor) do not exceed the principal
amount of the offering sold by the underwriter plus the
principal amount of any concurrent public offering.
The securities purchased (in aggregate for all investment
companies advised by Advisor or any sub-advisor) do
not exceed 25% of the principal amount of the
offering.(Except Rule 144A Offerings)

YES - NO
The securities are not being purchased directly from an
affiliated person of the Trust (or other affiliate thereof)
and if the seller is a syndicate manager, none of the
foregoing will receive any credit, compensation,
allocation, or other benefit from the transaction.

YES - NO

Date: _____________________________________

Adviser: __________________________________

Signature: __________________________________

Name: _____________________________________

Title: ______________________________________

10	Investment Company Policies and Procedures

ST. DENIS J. VILLERE & COMPANY LLC

Business Continuity and

Disaster Recovery Plan

1.           Significant Business Disruptions. Villere’s policy is to respond to a significant business disruption by safeguarding employees’ lives and firm property, making a financial and operational assessment, quickly recovering and resuming operations, protecting all of the firm’s books and records, communicating effectively with our employees and clients, and allowing our clients to transact business.

Significant business disruptions can vary in their scope and severity. In a disruption to only Villere or the building housing Villere, Villere will transfer its operations to a local site, when needed, and to recover and to resume business.  In a disruption affecting Villere’s business district, city, or region, Villere will transfer its operations to a site outside of the affected area, and recover and resume business.

2.           Location of Data and Records.  Villere maintains primary current customer records and information at its offices through access to a secure, remote server.  Archived customer records and information are also stored electronically in this offsite facility.

3.           Electronic Data. Villere’s policy is to ensure that it has twenty-four hour access to its electronic data, including its website, and to protect its electronic data from theft or threat from a business interruption.  Electronic copies of Villere’s data and records are maintained on an external server.  The server and networking equipment are kept in a secure, offsite location.  The server is monitored on a twenty-four hour basis.  Villere will maintain remote access to pertinent customer and account information.

4.           Backup of Customer Data.  All critical data will be backed-up to a redundant offsite, secure data facility on a daily basis that is discrete from its current record and information storage.

5.           Secure Storage.  All data, hardware, and software necessary to restore the system from scratch shall be kept in a secure, offsite location.

6.           Testing.  Disaster recovery equipment and data shall be tested at least quarterly.  Disaster recovery procedures shall be reviewed at least quarterly.

7.           Business Data.  The Compliance Officer shall prepare and maintain the following information that is accessible remotely and available to the Compliance Officer and Access Persons in case of a disaster:

(a)	A database of all Associates and their contact information, including home email addresses and cellular telephone numbers.

(b)
A list of Villere partners and vendors, including broker-dealers, custodians, service providers, and Fund compliance personnel.  Information recorded shall include contact information, log in information and passwords.

(c)	A list of principal databases, their locations, passcodes and passwords.

(d)	A list of all insurance policies and contact information for each broker and company.

8.           Communications.

In the event of a Significant Business Disruption, Villere will immediately identify what means will permit Villere to communicate with customers, employees, critical business partners and regulators.

8.1           Associates and Members.  Following a business disruption, the Compliance Officer will communicate with all Associates and Members to inform them of the status of the office and operations through email and cellular telephones.  In addition, the Compliance Officer will post on the Villere website the status of the office and operations so as to be available to all Villere employees, regulators, customers and vendors.

8.2           Clients and Vendors. Following a business disruption, Villere will communicate with Clients and vendors to inform them of the status of the office through email communications.  In addition, Villere will post on the Villere website the status of the office and operations and alternate methods of communication such as email addresses and cellular phone numbers to initiate a transaction or to respond to any questions.

9.           Mission Critical Systems.  The Compliance Officer and the Assistant Compliance Officer will maintain laptop computers configured to communicate and work with Villere’s offsite data storage and Villere trading and reporting systems.  Upon a Significant Business Disruption, they shall take the laptops with them.  Members shall enter orders through the fastest means available either through the laptops, by telephoning or by emailing the appropriate broker-dealer.

2	Business Continuity & Disaster Recovery Plan

ST. DENIS J. VILLERE & COMPANY LLC

Privacy Policy and Procedures

1.           Security of Information.  Villere will preserve the confidentiality of personal information provided by its clients.  Information will be secured in Villere’s offices or the offices of authorized third party providers who provide services to Villere.  In all instances, Villere requires personal information to be secured such that it is not available to unauthorized third parties or other customers.  Personal information will only be available to Associates in order to provide products or services to customers.  Customer files will be maintained in secure file cabinets and the information will be secured after work hours.  Computer systems that contain personal information will be protected by passwords, firewalls, and other procedures to prevent unauthorized access to personal information.  All Associates must maintain personal information in strict confidence.

The Compliance Officer will review annually the implementation and effect of Villere’s privacy policies.

2.           Distribution of Personal Information.  Villere will not transmit information to unaffiliated third party providers other than in the following instances:

(a)
To complete certain transactions or account changes that customers direct, Villere may provide identifying information to companies, individuals, or groups that are not affiliated with Villere (for example, a transfer of assets from another financial institution to Villere);

(b)	To alert Villere’s customers about products from companies related to Villere, like the Villere mutual funds, Villere may provide personal information to affiliated companies;

(c)
To allow nonaffiliated companies to perform services, Villere will disclose to such third parties only the personal information necessary to carry out its assigned responsibilities and only for that purpose.  In each instance Villere will require such third parties to treat personal information in accordance with Villere’s privacy policies and execute a confidentiality agreement substantially in the form as Exhibit F;

(d)	Pursuant to customer instructions; and

(e)	Where compelled by law to do so and in other legally limited circumstances.

3.           Notice of Privacy Policy.  Villere will provide a copy of a privacy notice in substantially the form attached to the Manual as Exhibit E, summarizing Villere’s privacy policies to each applicant for its products or services.  In addition, Villere will provide a privacy notice to each customer at least annually.

Shareholders of investment company advised by Villere shall be governed by the investment company’s privacy policy and shall receive the notice directly from the investment company, except for investment company shareholders who own investment company shares through a financial intermediary, like a broker-dealer, bank or trust company, then the privacy policy of the financial intermediary would govern how non-public personal information would be shared by those entities with unaffiliated third parties.

4.           Destruction of Personal Information.  Villere will utilize reasonable measures to properly dispose of personal information in accordance with its record keeping policies set forth in its Procedure Manual.

(a)	Paper records containing personal information shall be burned, pulverized, or shredded so that the information cannot be read or reconstructed;

(b)	Electronic media shall be destroyed or erased so that the personal information cannot be read or reconstructed;

(c)
Villere may contact with third parties engaged in the business of record destruction to dispose of material as set forth above.  Before engaging a third party to dispose of materials containing personal information, Villere shall conduct due diligence on the third party provider, which shall contain one or more of the following procedures:

(1) reviewing an independent audit of the disposal company’s operations and/or its compliance with the disposal rule;

(2) obtaining information about the disposal company from several references or other reliable sources;

(3) requiring that the disposal company be certified by a recognized trade association or similar third party; or

(4) taking other appropriate measures to determine the competency and integrity of the disposal company.

In addition, Villere shall inform the disposal company that the information provided may include consumer report information.

2	Privacy Policy

ST. DENIS J. VILLERE & COMPANY LLC

Proxy Voting Procedures

1.           Guidelines.  Villere monitors corporate activities and cast votes for securities held in its clients’ accounts in a manner consistent with the best interests of its clients and its policy of maximizing shareholder value.  Villere may fulfill these functions directly or through the engagement of a third party proxy voting firm.

2.           Third Party Proxy Voting Services.                                                                Villere may engage third party proxy voting services to fulfill all or part of its proxy voting duties.  Villere will inform the trustees of each investment company Client of the identity of the third party proxy voting service and provide the guidelines utilized by that service in processing proxies, voting proxies and keeping records of its votes.

3.           Client Direction.  Our authority to vote proxies, including for investment company Clients, is established by our advisory contracts in accordance with SEC rule 206(4)-6 under the Investment Adviser Act of 1940. Clients may vote their own proxies for shares held in their accounts at Villere.  Clients who wish to vote their own shares through proxies will need to complete, sign and date a Proxy Opt-Out Form, and submit it to Villere.  Investment company Client proxy voting is subject to the supervision of its board of trustees.

4.           Proxy Supervision.  The proxy voting process is overseen by the Compliance Officer who is responsible for casting the votes for all proxies held by Villere.  If the Compliance Officer perceives that there may be a potential conflict of interest between Villere and its clients with respect to a particular vote, the Compliance Officer will contact the Compliance Committee to address the vote.  If the Compliance Committee feels in good conscience that Villere cannot make the decision to exercise the proxy because of a conflict of interest, the Compliance Officer will choose among the following options:  (i) Contact the client(s) who own the particular issue and ask that they vote the particular shares with respect to that particular vote; or (ii) Contract with an independent third party to assist in the resolution of the voting of the clients’ shares.

5.           Voting Guidelines.  Villere will cast each proxy on a case-by-case basis, taking into consideration the relevant facts and circumstances at the time of the vote. The basis for our vote includes internal research, corporate governance review and proposals by other companies in that particular business sector.

(a)	After an initial review, Villere will generally vote with management on routine matters related to the operation of the company which are not expected to have a significant impact on the shareholders.

(b)
Villere supports good corporate governance and supports proposals that foster good governance practices.  Villere believes that boards should be composed of a majority of independent directors and that independence is critical, especially in key board committees such as audit, compensation and nomination.

1	Proxy Voting

(c)
Villere believes that independent auditors are essential to good governance and that auditors should be limited primarily to the audit engagement. Any conflict regarding non-audit services will be reviewed.

(d)
Villere supports appropriate compensation plans to be used as incentives for management, employees and directors and to attract and retain qualified personnel.  Nevertheless, compensation plans will be analyzed to ascertain the impact on corporate governance and shareholder wealth.  Plans that will dilute our clients’ ownership interest without commensurate benefit will be opposed.  Minimum stock ownership for directors is encouraged and we expect to see such ownership.

(e)	Votes on issues such as proxy contests, their defenses, tender offers, mergers and restructurings are reviewed on a case-by-case basis.

6.           Processing of Client Proxies.  Villere will take reasonable steps to obtain proxies and supporting documentation for the interest of each client that has designated Villere to vote its proxies.  Appropriate forms from the client’s custodian will be completed for each account.  To the extent that the client requests copies of proxy materials, annual reports and other information statements, Villere will request that duplicate copies from the respective companies be sent directly to the client.

7.           Abstention of Voting and De Minimus Holdings.  Villere may abstain from voting a client proxy if Villere concludes that the effect on shareholders’ economic interests or the value of the portfolio holding is indeterminable or insignificant (generally, holdings of 500 shares or less).  Villere may abstain from voting a client proxy for cost reasons (e.g., costs associated with voting proxies of non-U.S. securities).  In accordance with our fiduciary duties, Villere will weigh the costs and benefits of voting proxy proposals and make an informed decision with respect to whether voting a given proxy proposal is prudent.  Villere’s decision takes into account the effect that the vote of our clients, either by itself or together with other votes, is expected to have on the value of the client’s investment and whether this expected effect would outweigh the cost of voting.

8.           Tallying of Proxies.  Villere will maintain a record of each of the proxies retained by each securities position.  Villere will reconcile the number of shares held in each position against the number of proxies received for each position.  Villere will take reasonable steps to ensure that all proxies for each position have been obtained and voted by Villere.

9.           Voting.  The proxy administrator will vote the proxy in accordance with the Villere’s  policies and procedures by returning the voted proxy to the issuer or its information agent either by mail or electronically.

9.           Record Keeping.  Villere will maintain copies of proxy statements by relying on the EDGAR system.  In addition, Villere will keep a record of the following information for each vote cast:

(a)	The name of the issuer of the security;

2	Proxy Voting

(b)	The exchange ticker symbol of the security;

(c)	The Council and Uniform Securities Identification Procedures (“CUSIP”) number;

(d)	The shareholder meeting date;

(e)	A brief identification of the matter voted on;

(f) Whether the matter was proposed by the issuer or by the security holder;

(g) How Villere cast its vote (for, against or abstain);

(h) Whether Villere cast its vote for or against management;

(i) A brief statement of any special factors evaluated in considering the vote;

(j) The number of shares Villere has sole and shared voting power;

(k) Number of shares voted; and

(l)	Any documents prepared by Villere that were material to making the decision to vote or memorialized the decision to vote.

In addition, Villere will retain copies of all client written requests for proxy voting information and all written responses from Villere responding to oral or written client requests for proxy voting information.

These books and records shall be maintained in accordance with Section 6 of the Procedure Manual.

10.           Availability of Policies and Procedures.  Villere will provide a summary of its proxy policies and procedures to each client.  Upon request, Villere will provide a complete copy of its policies and procedures to its clients.

11.           Disclosure of Votes.

(a)           Clients.  Upon written request, Villere will disclose information on how that client’s proxies were voted anytime within five (5) years of the date of the vote.

(b)           Third Parties.  Villere has a general policy of not disclosing to third parties how it voted a client’s proxy.  Villere will disclose the vote regarding securities held by investment companies to which Villere serves as investment advisor and has the responsibility for proxy voting.

(c)           Form NP-X.  Villere, either directly or through a third party service provider, will prepare Form NP-X based on the above collected information, and provide it to the investment company Client for review and filing or if required, Villere will Form NP-X on behalf of the investment company Client.

3	Proxy Voting

ST. DENIS J. VILLERE & COMPANY LLC

Customer Identification and

Verification Procedures

1.           Policy.  Villere is a strong supporter of anti-money laundering efforts and of the policies and procedures set forth in the USA Patriot Act of 2001.  Villere has a firm policy against money laundering and any activity that facilitates money laundering for the funding of terrorist or criminal activities.  To that end, Villere is strongly committed to comply with all laws and regulations designed to combat money laundering activity, including those rules and regulations requiring customer identification procedures and the reporting of transactions involving currency, certain monetary instruments and suspicious activity.

2.           Anti-Money Laundering Compliance Officer.  Villere’s Compliance Officer shall be responsible for the monitoring and implementation of its anti-money laundering policies and procedures.

3.           Identification of Customers.

(a)	For each account that is opened, Villere will obtain the following information:

(1)	The name and address of each customer;

(2)	The customer’s date of birth;

(3)	The customer’s investment experience and objectives;

(4)	The customer’s Social Security or taxpayer identification number;

(5)	The customer’s occupation, employer and employer’s address; and

(6)	The names of all authorized persons for the account.

(b)
Non-Resident Alien Accounts.  In addition, for non-resident alien accounts Villere will record the passport number or other identification number and nation of issuance, and all necessary U.S. tax forms.  Villere will also check the non-resident alien against the Department of Treasury, Office of Foreign Assets Control, Specially Designated Nationals List (http://www.ustreas.gov/offices/enforcement/ofac/sdn/index.shtml).

(c)	Domestic Corporations and Entities. Villere will obtain the following information for each domestic corporation or entity:

(1)	Name and address of the corporation or entity;

(2)	Date of incorporation for each corporation or entity;

1	Customer Identification

(3)	Principal place of business;

(4)	Taxpayer identification number; and

(5)	Names of all authorized persons on the account.

(d)	Domestic Trusts. In addition to the information required by “a” above, Villere will identify the principal ownership of the trust and the persons authorized to act on behalf of the trust.

4.           Additional New Customer Efforts.

(a)
Verification Procedures.  To verify the information provided in Section 3 above, the customer shall provide for inspection an unexpired government-issued identification (i.e., driver’s license or passport) evidencing nationality or residence and bearing a photograph or similar safeguard.

(b)
Entities.  To verify the information provided in Section 3 above, the customer shall provide for inspection documents showing the existence of such entities, such as registered articles of incorporation, a government-issued business license, partnership agreement or trust instrument.

(c)
Appropriate Cases.  After account opening and verification procedures have been followed, and where the account presents suspicious indicators, Villere may undertake additional efforts to obtain information about the customer to authenticate the customer’s identity.

(d)	Where Villere is unable to obtain sufficient information, documentary means or believes additional verification is necessary, Villere may do the following to provide additional verification:

(1)           Contact the customer to verify information;

(2)           Obtain additional information such as a financial statement;

(3)           Obtain identifying information from credit reporting agencies; or

(4)           Check references with other financial institutions.

Additional verification should be undertaken with persons unable to provide a government-issued identification, if the identification documents are unfamiliar, if the firm does not meet with the customer face-to-face, or if the firm is unable to review original documents.

Villere will inform applicants and customers that it is obtaining information to verify identity in its brochure.

5.           Lack of Verification.  In instances where Villere cannot verify the identification of a particular customer, Villere will reject that customer’s account.

2	Customer Identification

Exhibit A

Form of Initial Holdings Report

(complete within ten (10) days of becoming an Access Person)

Date:

NOTE:  IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS.  IN THIS EVENT, PLEASE COMPLETE THE INFORMATION IN PART 2 AND SIGN AND DATE THIS FORM

1.	HOLDINGS

Name and Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	BROKERAGE ACCOUNTS

Name of Institution and Account Holder’s Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Submitted by:	Date:

REVIEWED:
(Compliance Officer signature)

DATE:

Exhibit B

Form of Annual Holdings Report

(current within forty-five (45) days of the date of the Report)

Date:

NOTE:  IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS. IN THIS EVENT, PLEASE COMPLETE THE INFORMATION IN PART 2 AND SIGN AND DATE THIS FORM

AND DATE THIS FORM

1.	HOLDINGS

Name and Type of Security	Ticker Symbol or CUSIP	Number of Shares or Principal Amount

2.	___ I certify that I have provided all Personal Transaction information to Villere by the provision of duplicate statements to Villere.

Submitted by:	Date:

REVIEWED:
(Compliance Officer signature)

DATE:

Exhibit C

Form of Quarterly Transactions Report

(complete within thirty (30) days of the quarter-end)

Date:

NOTE:  IN LIEU OF THIS REPORT, YOU MAY SUBMIT DUPLICATE COPIES OF YOUR BROKERAGE STATEMENTS.  IN THIS EVENT, PLEASE COMPLETE THE INFORMATION IN PART 3 AND SIGN AND DATE THIS FORM

1.	TRANSACTIONS

Name and Title of Security	Ticker Symbol or CUSIP	Broker	Number of Shares or Interest Rate, Maturity Date & Principal Amount	Nature of Transaction (i.e., buy, sale)	Purchase Price	Date of Transaction

2.	BROKERAGE ACCOUNTS OPENED DURING QUARTER

Name of Institution and Account Holder’s Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

3.	___ I certify that I have provided all Personal Transaction information to Villere by the provision of duplicate statements to Villere.

Submitted by:	Date:

REVIEWED:
(Compliance Officer signature)

DATE:

Exhibit D

Form of Annual Code of Ethics Certification

I hereby certify that:

(a)           I have read and understand this Code and am subject thereto;

(b)           I have complied with the requirements of the Code; and

(c)	I have disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code.

Signature:	Date:

Print Name:

REVIEWED:
(Compliance Officer signature)

DATE:

Exhibit E
Form of Privacy Notice

ST. DENIS J. VILLERE & COMPANY
PRIVACY POLICY

In the course of doing business with St. Denis J. Villere & Company, you share personal and financial information with us.  We treat the information as confidential and recognize the importance of protecting access to it.

You may provide information when communicating or transacting with us in writing, electronically or by phone.  For instance, information may come from applications, requests for forms or literature, and your transactions and account positions with us.  On occasions, such information may come from consumer reporting agencies and those providing services to us.

We do not sell information about current or former customers to any third parties, and we do not disclose it to third parties unless necessary to process a transaction, service on account, or as otherwise permitted by law.  We may share information within the St. Denis J. Villere & Company family of companies in the course of providing or offering products and services to best meet your investing needs.  We may also share that information with companies that perform administrative or marketing services for St. Denis J. Villere & Company.  When we enter into such a relationship, our contracts restrict the companies’ use of our customer information, prohibiting them from sharing or using it for any purposes other than those for which they were hired.

We maintain physical, electronic and procedural safeguards to protect our personal information.  Within St. Denis J. Villere & Company, access to such information is limited to those who need it to perform their jobs, such as providing advice and servicing your accounts or informing you of new products or services.  Finally, our Code of Ethics, which applies to all employees, restricts the use of customer information and requires that it be held in strict confidence.

Exhibit F

Form of Third Party Confidentiality Agreement

[Date]

Mr. George Young
St. Denis J. Villere & Company LLC
601 Poydras Street, Suite 1808
New Orleans, LA  70130

Dear Mr. Young:

St. Denis J. Villere & Company, LLC  (“Villere”) has retained _________ (“Contractor”) to ___________ (the “Engagement”).  In the course of the Engagement, Contractor may have access to confidential and protected information of Villere and its clients.  As a condition to the Engagement, Villere has required that Contractor agree to keep strictly confidential all information conveyed to Contractor in whatever form, whether written, electronic or oral, regarding Villere and to refrain from using the same except as provided below.

This letter will confirm our agreement to retain in strict confidence all information conveyed to Contractor by Villere pursuant to the Engagement, unless such information (i) is already in Contractor’s possession, (ii) was or becomes available to the public from a source other than Contractor, (iii) is required to be disclosed by law, or (iv) becomes available to Contractor on a nonconfidential basis from a source other than Villere, provided that such other source is not in violation of any other obligation of confidentiality or nonuse.  Contractor will use such information only in connection with the Engagement and will not otherwise use it in Contractor’s business or disclose it to others.

After the conclusion of the Engagement, Villere shall have the right to demand that Contractor agree to return to Villere or destroy (and certify in writing that Contractor have done so) immediately upon request all written and electronic information provided to Contractor relating to Villere together with all copies of such information in Contractor’s possession or to which Contractor has access.

Sincerely

Accepted:

St. Denis J. Villere & Company LLC

By:
Name                                Date

Exhibit G

Securities Pre-Approval Form

Exhibit H

Performance Standards Policies & Procedures

November 1, 2006, as amended February 1, 2013

Table of Contents

VILLERE POLICIES		1
1	Definition of Composites.	2
2	Composite Policies	2
3	Error Correction	4
4	Materiality	5

_____________________________

Villere Policies

1. Investment Objectives.  Villere’s objective in investment management is to enhance portfolio returns while minimizing risks.

2. Investment Discretion.  Villere defines investment discretion, from a GIPS perspective, as all accounts that Villere has total authority over the investment management process without any constraints that would hinder Villere’s ability to implement its intended investment strategy.

Examples of client-imposed restrictions that may cause a portfolio to be classified as non-discretionary include, but are not limited to:

a.	Restricting trading activities due to conditional client approval

b.	Restricting asset allocation (i.e., firm cannot alter asset allocation established by client)

c.	Tax considerations (e.g., low-cost basis stocks, etc.)

d.	Limiting the sale of certain securities (e.g., sentimental holdings)

e.	Restricting the purchase of certain securities or types of securities (e.g., firm cannot buy tobacco stocks, firm cannot buy futures, firm cannot buy securities below a specific quality, etc.)

f.	6. Cash flow requirements (e.g., the client requires large cash distributions on a regular basis)

g.	7. Legal restrictions

None of these restrictions are reason to automatically classify a portfolio as non-discretionary, as the firm must determine if the restriction will significantly hinder the implementation of the intended strategy.”

1.	Definition of Composites.

St. Denis J. Villere & Company maintains a total of five composites for performance reporting purposes.  They are as follows

1.
Taxable Growth Composite – This composite includes accounts whose primary objective is to grow the account’s principal.  Accordingly, these accounts are invested in at least 70% equities.  The remaining funds are invested in fixed income and cash equivalent securities.  This composite historically maintains an average allocation of 80% equities…………….

2.
Taxable Balanced Composite – This composite includes accounts whose objective is two-fold.  First, a substantial amount of funds are invested in equity securities to grow the account’s asset base and protect against inflation.  Secondly, a substantial amount of the assets are invested in fixed income securities in order to produce income and add stability and diversification for the account holder.  Accordingly, accounts included in this composite maintain an equity allocation between 30 and 70%.  The remaining funds are invested in fixed income and cash equivalent securities.  This composite historically maintains an average allocation of 55% equities…………

3.
Fixed Income Composite – This composite includes accounts whose objective is to preserve capital and produce income for the account holder.  These accounts are invested in at least 70% fixed income securities.  The remaining funds are invested in equity and cash equivalent securities. This composite historically maintains an average allocation of 80% fixed income securities. In some cases, the fixed income allocation is slightly below the 70% threshold; however the account holds a significant portion of cash and therefore fits the Fixed Income Composites’ definition.   These accounts are reviewed on case-by-case basis.

4.	Tax-Free Growth Composite – The parameters for this composite mirror those of the Taxable Growth Composite; however, the accounts comprising this composite are exempt from federal taxes.

5.	Tax-Free Balanced Composite – The parameters for this composite mirror those of the Taxable Balanced Composite; however, the accounts comprising this composite are exempt from federal taxes.

2.	Composite Policies

1.
Timing of Account Inclusion/Exclusion - Villere will review a list of new accounts opened at the firm during the previous month.  After consulting with one of the firm’s principals, Villere will add the new account to the appropriate composite if in fact it is a discretionary account and is over the $500,000 threshold.  It is important to note that the team must add the account to the composite only after the composite performance has been updated for the previous month.

2	Performance Standards and Procedures

An example of this process is as follows: An account opens January 10th.  Villere will identify the appropriate composite for the account.  After the composite performance is updated through January 31, the account will be added to the appropriate composite.  Likewise when an account terminates it is removed from the composite through its last full month.  If an account terminates October 15th then it is removed from the composite on September 30th and moved to our “terms” database.

2.	Accrual or Cash Basis Accounting – Portfolio Center accrues interest for fixed securities. Portfolio Center also accrues dividends for equity securities and money markets.

3.	Market Valuation - We receive daily pricing from Schwab. For end of month, if unavailable from Schwab, we download from IDC or Bloomberg.

4.	Trade vs. Settlement Date – Trade Date is used.

5.
Calculation – Periodic returns are geometrically linked.  Periodic returns are adjusted for cash flows.  The BAI Exact Method is used to calculate monthly returns.  Results for the full historical period are time-weighted.

6.
Cash Flows – Cash flows are weighted according to the day in which they occur.  Portfolios are re-valued on dates when a cash flow exceeds 10% of the market value of the portfolio or composite. St. Denis J. Villere & Company LLC calculates an internal rate of return for each sub-interval and then links the results.  St. Denis J. Villere & Company LLC does not remove portfolios from composites when large cash flows occur.

7.	Mutual Fund Return Calculation – N/A. We manage the Villere Balanced Fund, but it is not included in our Balanced Composites due to their unique cash flow needs and fluctuations.

8.
Composite Return Calculation – St. Denis J. Villere & Company LLC calculates an asset-weighted return by weighting the individual account returns using beginning-of-period values.  Portfolios included in a composite belong to the composite for the entire measurement period.

9.	Presentation – The firm has constructed a performance presentation mirroring that of Appendix A in the latest edition of the GIPS. All material disclosures are included in the presentation.

10.	After Tax Issues - N/A. For GIPS purposes we do not calculate after-tax performances.

11.	Gross or Net – We present net of fees composite performance. Performance is calculated net of management and custodian fees.

12.
Net of Fees Calculation – Net of fees performance is calculated within Portfolio Center.  In some cases, fees may be billed in a consolidated manner.  Family billing is an example of a consolidated manner.  The portfolio values of all family members are combined to take advantage of tiered billing.  As a result, a smaller portfolio will be billed on the tiered billing instead of alone at a higher rate due to minimum portfolio value.

3	Performance Standards and Procedures

13.	Carve-outs – N/A

14.
Transaction Costs – When a Security is purchased or sold, the principal amounts tied to the transaction are net of trading costs; therefore the calculation and market values represent amounts net of trading costs.

15.	Leverage – We do have some margin able accounts that utilize their margin ability from time to time, but it is not part of our investment strategy and is not material.

16.	Portability – N/A

17.	Bundled/Wrap Fee Accounts – N/A

18.
Minimum Value Thresholds – The performance team member will also monitor all existing accounts to ensure that those crossing the minimum value threshold will be included or removed from the composite.  Each month, the team member will print a master account list with market values and compare it with the same list from the month before.  If there are any fluctuations in market value above or below the $500,000 threshold that would warrant account inclusion or exclusion, then the team member will make the adjustments after performance has been updated for the previous month.  It is important to note that the firm will not remove an account from a composite if it temporarily dips below the $500,000 mark.  For example, an account whose market value drops from $505,000 to $495,000 will not need to be removed from the composite.  If this account remains under the threshold for three consecutive months or if there is a more dramatic drop in market value, then the account will be removed.   On the other hand, if an account crosses above the threshold, then the account always will be included in the following month’s performance record.

19.
Significant Cash Flows – We do not remove accounts from composites when large cash flows occur.  However, if we have a new account that is slow to invest and hold substantial cash, we will wait to include it in a composite until it is more fully invested.

20.	Non-fee Paying Accounts – We have some non-fee paying accounts but they are not included in the composites.

3.	Error Correction

Villere’s policy regarding error correction encompasses not only errors in return calculation, but also errors to composite or firm assets, dispersion, omitted disclosures, and any other presentation or disclosure error that is deemed to be material.  The following process is applied when an error is discovered:

a)	Correct the error;

b)	Compare the correction to the published information to assess materiality;

c)	Decide what action to take based on materiality;

4	Performance Standards and Procedures

d)	If correction is immaterial, the process will be documented internally, acknowledging the error and stating its immateriality; and

e)	If correction is material, the returns would be restated, and the composite presentations would be republished to all parties that the firm believes to have relied on the incorrect information.

4.	Materiality

Materiality is determined from the perspective of what the investor would consider to be material.  In evaluating materiality, Villere will consider the following as material:

a)	Correction to gross or net of fee returns – any difference greater than 50 basis points on annual returns or 25 basis points on quarterly returns.

b)	Correction to composite or firm assets – any difference greater than 10 percent.

c)	Any required disclosure or disclosure of a material fact that has been omitted will be considered to be material for error correction purposes.

5	Performance Standards and Procedures